EXHIBIT 99

VIA NET.WORKS investor contact:

Matt S. Nydell, General Counsel

VIA NET.WORKS

Ph:  +44 178 489 8959   Fax:  +44 178 489 8880

e-mail:  ir@vianetworks.com

VIA NET.WORKS reports 3rd quarter 2003 financial results

Highlights:

•                  Third quarter 2003 revenues of $16.6 million flat from the second quarter 2003 reflects the positive impact of the initiatives taken under VIA’s 2003-2005 Strategic Plan

•                  Significant operational improvements throughout 2003 driving a $5.8 million bottom line improvement in operating loss from continuing operations of ($27.9 million) for the nine months ended September 30, 2003 as compared with ($33.7 million) in the same period in 2002

•                  Fourth quarter revenue expected to show strong improvement from the third quarter with full year 2003 revenue target remaining at approximately $70 million, a 5% year over year increase over 2002, including the benefit of movements in foreign exchange

•                  Continuing improvements in products, channel mix, quality of prospect pipeline and ongoing operational reengineering reinforces VIA’s commitment of reaching the break-even point of net cash flow from operations during 2004

Amsterdam, The Netherlands (November 6, 2003) — VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today reported its financial results for the quarter ended September 30, 2003.

During the three months ended September 30, 2003, VIA continued to execute and make significant progress towards the key objectives of its 2003-2005 Strategic Plan. Operational improvements included:

•                  Completing the migration of key network management functions to Dimension Data. We are beginning to see the expected benefits of better visibility of network performance, reduced cost, improved quality of service, scalability and better customer service.

•                  Continuing the progress in migration to new billing and customer care platforms, with completion of roll-out targeted for end of first quarter of 2004.

•                  Outsourcing of certain back-office financial functions to Accenture on track, with completion targeted for the first quarter of 2004.

•                  Cost structure improvements with further reductions of 17 headcount during the quarter, bringing VIA’s headcount to 463 (down from 575 at December 31, 2002).

In addition, during the quarter VIA also continued to take the necessary steps to generate profitable revenue growth.  These activities included:

•                  Enhancing VIA’s Value Proposition – The Company recently completed the introduction of its voice product in all European markets ahead of schedule to further support VIA’s positioning as a business communications provider to the small and mid sized enterprise market. The Company believes that voice is a key part of the communications solutions that this market segment is demanding. VIA has also continued its efforts to focus the sales and marketing teams on specific targeted industry segments with tailored bundles of products and services. The Company has started to see early results from that refocusing, for example through certain bundled product sales in our operations to major retail chains.

The Company is reinforcing this focus on industry sectors through acquisitions as well. In September, VIA’s Swiss subsidiary acquired over 400 customer accounts from a Swiss web-design and hosting company specializing in the Swiss hotel and restaurant market.  This acquisition is expected to allow the Company to expand its reach into a key vertical market in Switzerland, opening the opportunity to deliver VIA’s existing product portfolio, including DSL, VPN, data security and voice solutions.

Finally, the Company also recently announced the launch of its extended portfolio of Internet protocol-based virtual private network (IP VPN) solutions.  VIA’s offering now includes Internet VPN, DSL VPN, as well as MPLS VPN, which delivers quality of service capabilities for business critical applications.  With this product launch, VIA now offers small to medium sized enterprises a virtual private network solution together with sophisticated web-based network and application monitoring tools, a product package previously only generally available to large enterprises.

•                  Reducing customer churn – VIA’s management has pursued an aggressive and focused program to increase customer retention in recognition of the significant impact that customer churn has had on its recurring revenue base.  As a part of this program, VIA has begun to apply across all its operations a standard set of metrics to measure on an ongoing basis when customers do not renew their accounts.  During the quarter, management also implemented a series of initiatives to improve customer satisfaction and retention that included the following:

•                  Surveying our customers to gain a better understanding of their specific needs and their experience with VIA;

•                  Modifying commercial terms of small account customers to include automatic renewal and electronic payment terms;

•                  Improving the overall quality of customer care and customer billing; and

•                  Establishing a more pro-active customer communications program.

Preliminary results show that VIA has reduced churn by approximately one third from the beginning of the year.

•                  Improving the Channel Mix – During the quarter, VIA further expanded its web sales activities through the introduction of a new automated web sales software platform and new marketing programs designed to drive more low-cost high volume revenues.  The web sales software platform, which will be fully deployed across all our operations in the course of the fourth quarter of 2003, allows customers to select and order a product through the web, and enables VIA to automate and standardize the process for managing products, pricing, orders, and other system data.

Chief Executive Officer Rhett Williams commented, “We’ve made good progress during the quarter from both an operational and sales perspective.”  Mr. Williams continued: “The hard work of the team in turning around the operation is beginning to show positive results.  The structural improvements in our back-office operations, outsourcing projects and ongoing headcount reductions are helping us establish a solid operational foundation on which to drive our new product launches, sales channel focus and customer retention programs.  We’ve continued to improve the quality of our customer base and substantially fixed VIA’s significant operational weaknesses. Flat revenues in this quarter as compared to the second quarter is good news as it marks the end of our revenue decline, especially as this was achieved during Europe’s traditionally slow summer months. Given what we see coming in Q4, I’m pretty confident we’ve touched bottom and are kicking strongly for the surface.  And, while the market environment in Europe continues to challenge, we are convinced that we are moving in the right direction to achieve the goals we set out in our Strategic Plan.”

Results of operations

During the quarter, the Company closed the remaining issues relating to the 2002 dispositions of its operations in Mexico and Brazil by accepting accelerated payments from both parties in return for VIA waiving its rights under the deferred purchase promissory notes. As a result of the settlement of the notes, the Brazilian and Mexican operations are now treated as discontinued operations. The Company also disposed of its Italian operation during this quarter.

Revenue for the nine months ended September 30, 2003 was $51.0 million, a 4% improvement over the same period in 2002. The average Euro to U.S. dollar foreign exchange rate for the nine months ended September 30, 2003 has increased by approximately 20% when compared to the same period last year positively impacting revenues by approximately $6 million. This has been largely offset by a 9% decrease in the underlying revenue for the nine months ended September 30, 2003 as compared to the same period in 2002, notably in Germany and France:

•                  Germany revenues, excluding the impact of foreign exchange, reflect a 33% decrease (approximately $2.6 million). This reduction is primarily a result of the actions undertaken in the fourth quarter of 2002 to eliminate certain unprofitable business in order to reduce operating losses and build a stronger base from which to grow the business.

•                  France revenues, excluding the impact of foreign exchange, reflect a 22% decrease (approximately $1.4 million). This revenue reduction is primarily a result of increased competition and price erosion.

Revenue for the three months ended September 30, 2003 of $16.6 million is flat when compared to the three months ended June 30, 2003 and reflects the positive impact of the initiatives taken under VIA’s 2003-2005 Strategic Plan.

Revenue for the three months ended September 30, 2003 is 9% lower when compared to revenue of $18.1 million for the three months ended September 30, 2002. The average Euro to U.S. dollar foreign exchange rate for the three months ended September 30, 2003 has increased by approximately 15% when compared to the same period last year positively impacting revenues by approximately $1.4 million. This has been more than offset by a 16% decrease in the underlying revenue for the three months ended September 30, 2003 as compared to the same period in 2002 notably in Switzerland, Germany and the UK:

•                  Swiss revenues, excluding the impact of foreign exchange, reflect a 37% decrease (approximately $1.1 million). This reduction is primarily due to the loss in the quarter of a significant number of the customers acquired via a customer list purchase in the second quarter of 2002.

•                  German revenues, excluding the impact of foreign exchange, reflect a 37% decrease (approximately $1.0 million). This revenue reduction, as discussed above, is primarily a result of actions taken to reduce operating losses.

•                  UK revenues, excluding the impact of foreign exchange, reflect a 13% decrease (approximately $0.9 million). This revenue reduction is primarily a result of increased competition and price erosion.

Internet service costs of ($24.3 million) or 48% of revenue for the nine months ended September 30, 2003 compares very favorably with ($26.3 million) or 54% of revenue for the nine months ended September 30, 2002.  The current year decline of Internet service costs as a percentage of revenue is primarily due to the full period benefit of the renegotiation of network access costs in mid 2002.

Internet service costs of ($8.0 million) were 48% of revenues for the three months ended September 30, 2003, ($7.8 million) or 47% of revenues for the quarter ended June 30, 2003, and ($8.8 million) or 48% of revenues for the three months ended September 30, 2002.

Selling, General and Administrative Expenses (SG&A) were ($44.7 million) for the nine months ended September 30, 2003, a 4% reduction when compared with ($46.7 million) for the nine months ended September 30, 2002.  This reduction was achieved despite the 20% strengthening of the average Euro to U.S. dollar foreign exchange rate noted in the Revenue section above. The fluctuation of foreign exchange rates has adversely impacted SG&A for the nine months ended September 30, 2003 over the same period in 2002 by approximately $3.4 million.

Compensation expense, which accounted for approximately 60% and 61% of total SG&A costs for the nine month periods ended September 30, 2003 and 2002 respectively, reduced by approximately 14% (excluding the effect of foreign exchange rates) from the same period last year primarily due to the headcount reductions from 578 at September 30, 2002 to 463 at September 30, 2003.

SG&A was ($14.3 million) for the quarter ended September 30, 2003 as compared to ($15.7 million) for the quarter ended June 30, 2003, and ($13.4 million) for the quarter ended September 30, 2002. This increase between SG&A for the third quarter 2003 and the third quarter 2002 reflects a 15% strengthening of the average Euro to U.S. dollar foreign exchange rate noted in the Revenue section above. The fluctuation of foreign exchange rates has adversely impacted SG&A for the three months ended September 30, 2003 over the same period in 2002 by approximately $0.7 million. Compensation expense for the three months ended September 30, 2003 reduced by approximately 17% (excluding the effect of foreign exchange rates) from the same period last year due to the headcount reductions as noted above.

Restructuring and impairment costs during the three and nine months ended September 30, 2003 were $1.5 million and $3.7 million, respectively as compared to $1.0 million for the three and nine months ended September 30, 2002.  Restructuring costs for the three and nine months ended September 30, 2003 reflected employee termination costs, vacant property costs and implementation costs for back-office and administrative outsourcing initiatives. Restructuring costs for the three and nine months ended September 30, 2002 reflected employee termination costs and vacant property costs associated with the closure of the former head office in Reston, Virginia.

Operating loss from continuing operations was ($27.9 million) for the nine months ended September 30, 2003 as compared to ($33.7 million) for the nine months ended September 30, 2002 representing a 17% improvement.

Operating loss from continuing operations was ($9.4 million) for the quarter ended September 30, 2003 compared to ($10.1 million) for the quarter ended June 30, 2003, and ($7.7 million) for the quarter ended September 30, 2002. Excluding restructuring charges, operating loss from continuing operations was ($7.9 million) for the quarter ended September 30, 2003; ($8.7 million) for the quarter ended June 30, 2003, and ($6.7 million) for the quarter ended September 30, 2002.

Cash and Cash Equivalents held by VIA as of September 30, 2003 were $73.1 million and restricted cash as of September 30, 2003 was $1.0 million. The change in cash, defined as the net decrease in cash and cash equivalents, during the nine months ended September 30, 2003 was ($24.8 million) compared to ($33.7 million) for the nine months ended September 30, 2002.

The change in cash during the three months ended September 30, 2003, was ($9.8 million) compared to ($8.3 million) in the three months ended June 30, 2003, and ($8.9 million) in the three months ended September 30, 2002. The third quarter 2003 increase in changes in cash over the second quarter 2003 is primarily due to the timing of working capital movements between the periods.

Mr. Williams commented, “There’s a lot of good news in this quarter.  The movements in foreign exchange rates, particularly between the Euro and U.S. Dollar, are masking significant structural improvements in our underlying operations, namely a year over year reduction of direct and operating cost structure.  We have also seen a stabilization of the revenue reduction trend in our core revenues experienced since the third quarter of 2002.  Although we have more hard work to go, we have set the stage for the fourth quarter of this year and a promising 2004 and we look forward to meeting the challenges in front of us.”

2003 - 2004 Outlook

Despite the challenges of pursuing revenue growth while making significant operational improvements, VIA remains committed to achieving the break-even point of net cash flow from operations during the course of 2004.  VIA expects to report strong growth in revenue for the fourth quarter of 2003 (approximately 15% growth over third quarter 2003) with the full year 2003 revenue target remaining at approximately $70 million, which is a 5 per cent increase over 2002 revenues, including the benefit of movements in foreign exchange.  The Company also expects to meet its full year target of reducing headcount to approximately 400, representing a further reduction of 60 persons in the fourth quarter 2003.

Consistent with the Strategic Plan, VIA has spent a significant part of 2003 focused on improving its operational performance, specifically to deliver improvements to our systems and platforms, people and processes and controls.  With a substantially improved operational platform and a continuing strong cash position, VIA has now determined to pursue strategic acquisitions and partnerships that will complement or enhance our infrastructure, product offerings, channel strategies or customer base and that will allow us to leverage our stronger operational capabilities to realize higher margins from acquired revenue.  The Company is in the process of identifying appropriate targets or partners that will fit its strategic goals and which will bring immediate or near-term positive financial impacts.  VIA may use a portion of its available cash balances to finance all or part of these potential transactions.  As the Internet and communications sector continues to consolidate, VIA intends to enhance its position in the market and financial strength through a combination of organic and transactional growth.

The Company believes that its available cash will be sufficient to fund our expenditures under the Strategic Plan and its working capital and capital expenditure requirements until VIA achieves positive net cash flow from operating activities, at which time management believes the Company will have more than $50 million remaining, before any funds it might use to pursue the acquisition strategy.  VIA intends to approach acquisitions pro-actively, but carefully, with a view to leaving a sufficient cash cushion for operating and investing activities.

Earnings Call

VIA will host a conference call to discuss its third quarter results on November 10, 2003 at 8.45 a.m. EST. This call will be open to the public as a simultaneous audio web cast over the Internet. Listeners can access this web cast by following the instructions posted on the Investor Relations page of VIA’s web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m., EST on Monday, November 10, 2003. You can listen to the replay over the Internet by going to the Investor Relations page of VIA’s web site at http://www.vianetworks.com and following the posted instructions, or by dialing +1-877-519-4471 (U.S.) or +1-973-341-3080 (international), access code 4291488 for both.

About VIA NET.WORKS Inc.

VIA NET.WORKS, Inc. (Nasdaq, Euronext: VNWI) is a leading provider of business communication solutions to small and medium-sized businesses in Europe and the United States. VIA’s local operations offer a comprehensive portfolio of flexible and reliable managed services including Internet access, DSL and lease line connectivity, VPNs, hosting, security, applications and voice. Through its bundled solutions and market-specific partner relationships, VIA is in a unique position to deliver long-term value-added services to its many customers. For further information, please visit our website: www.vianetworks.com

Note to Investors

Statements in this press release regarding VIA’s business that are not historical facts, including but not limited to statements generally regarding the company’s strategic plan, anticipated operational improvements and improved customer retention rates, strategic and opportunistic acquisitions and projections regarding, outsourcing projects, new product roll-out and cash use and cost reductions in general, are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include unanticipated costs associated with implementing our 2003-2005 Strategic Plan; delays in implementing outsourcing and back-office projects, which could delay anticipated cost savings and planned operational improvements, difficulties in retaining key personnel as a result of the planned organizational changes, unanticipated integration issues arising in new acquisitions which could result in increased costs and decreased revenue opportunities, changes in competitive, regulatory or economic conditions or unanticipated market declines in one or more of VIA’s operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; and other risk factors listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended September 30, 2003 to be filed with the SEC on or about November 10, 2003. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2003	2002	2003

Revenue	18,142	16,586	48,853	50,964
Operating costs and expenses:
Internet services	8,752	7,992	26,324	24,342
Selling, general and administrative	13,376	14,322	46,656	44,732
Restructuring and impairment charges	1,027	1,458	1,027	3,740
Depreciation and amortization	2,725	2,172	8,524	6,019
Total operating costs and expenses	25,880	25,944	82,531	78,833
Operating loss from continuing operations	(7,738)	(9,358)	(33,678)	(27,869)
Interest income	632	225	2,663	945
Interest expense	(7)	(2)	(59)	(12)
Other expense, net	(2,002)	(124)	(2,331)	(267)
Foreign currency/(losses) gains, net	(1,089)	1,545	8,449	8,805
Loss from continuing operations before income taxes	(10,204)	(7,714)	(24,956)	(18,398)
Income tax	—	—	—	—
Net loss from continuing operations	(10,204)	(7,714)	(24,956)	(18,398)
Discontinued operations:
Loss from discontinued operations	(989)	—	(8,543)	(505)
(Loss)/gain on disposal of discontinued operations, less transaction costs	(527)	164	1,907	164
Net loss	(11,720)	(7,550)	(31,592)	(18,739)
Basic and diluted loss per share:
Continuing operations	(0.17)	(0.13)	(0.42)	(0.30)
Discontinued operations	(0.03)	—	(0.11)	(0.01)
Net loss per share—basic and diluted	(0.20)	(0.13)	(0.53)	(0.31)

Shares used in computing basic and diluted loss per share	60,147,704	59,893,686	60,147,704	59,893,686

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share data)

	December 31, 2002	September 30, 2003
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,813	$73,062
Restricted cash	895	955
Trade and other accounts receivable, net of allowance of $4,529 and $1,708 respectively	13,037	10,382
Other current assets	3,900	4,624
Total current assets	115,645	89,023
Property and equipment, net	13,696	11,752
Goodwill, net	9,189	9,698
Intangible assets	—	662
Other non-current assets	762	794
Deferred tax asset	3,387	3,387
Assets of businesses transferred under contractual arrangement (Note 2)	3,142	—
Total assets	$145,821	$115,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,897	$8,353
VAT and other taxes payable	922	927
Short-term notes, current portion of long-term debt and capital lease obligations	63	194
Deferred revenue	13,516	12,769
Accrued expenses	9,922	8,234
Deferred tax liability	3,387	3,387
Other current liabilities	2,092	1,632
Total current liabilities	37,799	35,496
Long-term debt and capital lease obligations, less current portion	46	388
Liabilities of businesses transferred under contractual arrangement (Note 2)	3,396	—
Total liabilities	41,241	35,884

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 60,844,900 and 61,414,475 shares issued and outstanding; respectively	61	61
Additional paid-in capital	555,574	556,046
Treasury stock, 697,196 and 1,520,789 shares; respectively	(733)	(1,521)
Accumulated deficit	(427,574)	(446,313)
Accumulated other comprehensive loss	(22,463)	(28,841)
Accumulated other comprehensive loss of businesses transferred under contractual arrangements (Note 2)	(285)	—
Total stockholders’ equity	104,580	79,432
Total liabilities and stockholders’ equity	$145,821	$115,316

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

(Unaudited)

	For the nine months ended September 30,
	2002	2003
Cash flows from operating activities:
Net loss from continuing operations	(24,956)	(18,398)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8,524	6,019
Impairment of fixed assets	—	134
Employee stock compensation	527	—
(Benefit)/provision for doubtful accounts receivable	(2,884)	633
Unrealized foreign currency transaction gains	(6,738)	(7,240)
Write-off of note receivable from related party	292	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	5,204	2,947
Other current assets	(306)	(1,251)
Other non-current assets	(76)	14
Accounts payable	1,365	168
VAT and other taxes payable	(965)	(99)
Accrued expenses	(3,157)	(1,285)
Other current liabilities	(328)	(415)
Deferred revenue	255	(1,162)
Net cash used in operating activities	(23,243)	(19,935)
Cash flows from investing activities:
Increase in restricted cash	(884)	(60)
Proceeds from the disposition of operating subsidiaries (net of cash paid)	152	(471)
Proceeds from businesses transferred under contractual obligations	—	310
Purchases of property, equipment and intangible assets	(1,279)	(3,827)
Note receivable from related party	(1,000)	—
Repayment of note receivable from related party	708	—
Net cash used in investing activities	(2,303)	(4,048)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(1,564)	(102)
Purchase of treasury stock	—	(788)
Proceeds of issuance of common stock, net	—	472
Net cash used in financing activities	(1,564)	(418)
Cash flows used by discontinued operations	(1,304)	(30)
Effect of currency exchange rate changes on cash	(5,258)	(320)
Net decrease in cash and cash equivalents	(33,672)	(24,751)
Cash and cash equivalents, beginning of period	137,854	97,813
Cash and cash equivalents, end of period	104,182	73,062